Exhibit 99.1

KFx Announces Progress on Initial K-Fuel™ Plant

Denver, CO, May 3, 2004—KFx Inc. (AMEX:KFX) announced today it has signed an agreement-in-principle with New Vulcan Coal Inc. to locate a K-Fuel™ plant at New Vulcan’s Buckskin Mine north of Gillette, Wyoming. The agreement is subject to certain conditions and approvals as well as execution of definitive agreements. The agreement represents another important step in KFx’s plan to construct a 750,000 ton-per-year K-Fuel™ plant, ready for operations in early 2005. The agreement-in-principle contemplates the execution of definitive documents by May 30, 2004.

New Vulcan currently has an agreement to sell the Buckskin Mine to Arch Coal Inc. This sale has been challenged by the Federal Trade Commission and is awaiting a judicial determination later this year. Arch has recently agreed to sell the Buckskin Mine to Peter Kiewit as part of its proposal to settle the current challenge by the FTC. Under its agreement-in-principle with New Vulcan, KFx can proceed with the construction of its K-Fuel™ plant with the consent of its future potential owners.

“The Buckskin Mine and the facilities previously constructed at that location by Encoal provide a very attractive site for our initial K-Fuel™ plant,” Ted Venners, Chairman and CEO of KFx Inc. “All of the parties have expressed strong interest in locating the initial K-Fuel™ plant at the Buckskin Mine. However, we are continuing to aggressively pursue alternative locations for the initial plant in the event approvals for constructing at the Buckskin site are not received within our necessary time period.”

“Our business plan continues to be to successfully build and operate our initial commercial plant but also position KFx for our expected rapid growth,” said Venners. “The necessary funds have already been raised to complete the first plant,” Venners continued. “We have also been developing our management and operating team, and identifying and systematically working to develop additional locations which have the capability of being major K-Fuel™ plant sites.”

The coal processors in the K-Fuel™ plant, which are being designed by Lurgi SA, are modular in design and can be added in parallel to increase production on a very economical basis. As a result, the Buckskin site can be expanded to 8 million tons per year of capacity.

Approximately two-thirds of the K-Fuel™ production from the initial 750,000 tons per year has been committed, with the balance being used for test burns to facilitate future contract commitments for plant expansions and future K-Fuel™ facilities.

About KFx

KFx provides cost-effective solutions to help the electricity industry increase energy production while meeting emissions standards. Through its patented K-Fuel™ process, KFx transforms abundant U.S. reserves of sub-bituminous coal and lignite into clean, affordable, efficient energy supplies. For more information on KFx, visit www.kfx.com.

Forward-looking Statements

Statements in this news release that relate to future plans or projected results of KFx or the Company are ‘forward-looking statements’ within the meaning of Section 27A of the Securities Act of 1933, as amended by the Private Securities Litigation Reform Act of 1995 (the “PSLRA”), and Section 21E of the Securities Exchange Act of 1934, as amended by the PSLRA, and all such statements fall under the ‘safe harbor’ provisions of the PSLRA. The Company’s actual results may vary materially from those described in any ‘forward-looking statement’ due to, among other possible reasons, the realization of any one or more of the risk factors described in the Company’s Annual Report on Form 10-K, or in any of its other filings with the Securities and Exchange Commission, all of which filings any reader of this news release is encouraged to study. Readers of this news release are cautioned not to put undue reliance on forward-looking statements.

INFORMATION CONTACT: 303-293-2992